Contact: John Jackson, Esq.
For Immediate Release                           Renaissance Cosmetics, Inc.
                                                212-751-3700


                   RENAISSANCE COMMENCES OFFER TO PURCHASE ITS
                    13 3/4% SENIOR NOTES DUE 2001, SERIES B

Cambridge, Massachusetts, December 27, 1996 - Renaissance Cosmetics, Inc. (the "Company") announced that it has commenced an offer to purchase all of its outstanding $65 million principal amount of 13 3/4% Senior Notes Due 2001, Series B, (the "Notes") at a redemption price of $1,165 per $1,000 principal amount thereof (plus accrued interest thereon), subject to the conditions specified in the offer, including the obtaining of requisite financing on terms and in an amount satisfactory to the Company. As part of the offer, the Company is soliciting consents from holders of the Notes to amend the Indenture pursuant to which the Notes were issued. The proposed amendments would eliminate substantially all the restrictive covenants in the Indenture. The offer will expire at 5:00 p.m., New York City time, on January 24, 1997, unless extended. As previously announced, the Company has obtained the agreement, subject to certain conditions (including the offer having been completed by February 14, 1997), of holders of a majority in principal amount of the Notes to tender their Notes in the offer and to consent to the proposed amendments.

This press release does not constitute an offer to purchase the Notes nor a solicitation of consents to the proposed amendments. The offer is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related documents, copies of which may be obtained from the Information Agent for the offer, Mackenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885. Notes may be tendered and consents delivered only in accordance with the terms, conditions and instructions set forth in such documents.

Renaissance manufactures, markets and distributes fragrances, cosmetics and related products which it sells through the domestic and international mass-market or self-select distribution channels. Renaissance brands are sold to over 1,000 retailers with approximately 25,000 locations throughout the United States, and are sold in 45 countries worldwide. The Renaissance family of fragrance brands includes several classic brands such as "Chantilly," "Tabu," "Canoe," "NaVy," "NaVy for Men," "English Leather" and "British Sterling." Through its Cosmar subsidiary, Renaissance is the largest manufacturer and marketer of artificial fingernails and related nail care products in the United States, and its brands include "LaJoie" and "PRO10."